EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (No. 333-146959), the related Prospectus dated March 17, 2008, and the related Prospectus Supplement No. 12 of Strategic Storage Trust, Inc. for the registration of 110,000,000 shares of common stock and to the inclusion in Post-Effective Amendment No. 4 to the Registration Statement of our report dated March 30, 2009 with respect to the consolidated balance sheets of Strategic Storage Trust, Inc. and Subsidiary as of December 31, 2008 and 2007, and the consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2008 and the period from August 14, 2007 (date of inception) through December 31, 2007, included therein; and to the incorporation by reference of our report dated December 1, 2008 with respect to the combined statement of revenues and certain operating expenses of the Gulf Breeze and Biloxi Properties for the year ended December 31, 2007 contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on December 5, 2008, and our report dated February 10, 2009 with respect to the statement of revenue and certain operating expenses of the Manassas Property for the year ended December 31, 2007 contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on February 20, 2009.

/S/ REZNICK GROUP, P.C.

Baltimore, Maryland

April 20, 2009